Exhibit 99.1


              IKON SUBSIDIARY ANNOUNCES TENDER FOR JUNE 2004 NOTES
                         AND SIMULTANEOUS NOTES OFFERING

Valley Forge, Pennsylvania - June 3, 2003 - IKON Office Solutions (NYSE: IKN) announced today that its U.S. leasing subsidiary, IOS Capital, LLC (the "Company"), is tendering for any and all of its outstanding $240.5 million of 9 3/4% notes due June 2004 (effective June 15, 2003 interest coupon rate is 10.75%) (CUSIP No. 46222PAA7) (the "Notes").

The tender offer is being made pursuant to an Offer to Purchase dated June 3, 2003 and related Letter of Transmittal, which fully set forth the terms of the offer. All capitalized terms not defined herein refer to the meaning assigned to such terms in the Offer to Purchase and/or the Letter of Transmittal.

The Total Consideration payable with respect to Notes validly tendered will be equal to the present value of the future principal and interest payments on the Notes as determined by reference to a fixed spread of 75 basis points over the bid side yield (as quoted on Bloomberg PX4 on the Price Determination Date at 2:00 p.m. New York City time) of the 2.875% U.S. Treasury notes due June 30, 2004, calculated to the maturity date of the Notes, as fully described in the Offer to Purchase. The Total Consideration includes an early tender premium of $30 per $1,000 principal amount of Notes (the "Early Tender Premium") payable only to holders of Notes that validly tender and do not withdraw such Notes before 5:00 p.m. New York City time on the Early Tender Date, which is currently June 9, 2003.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on June 30, 2003, unless extended or earlier terminated (the "Expiration Date"). Holders who validly tender (and do not withdraw) their Notes after 5:00 p.m., New York City time, on the Early Tender Date but prior to 12:00 midnight on the Expiration Date, will receive the Total Consideration less the Early Tender Premium. In each case, holders who validly tender and do not withdraw their Notes will receive accrued and unpaid interest up to, but not including, the applicable settlement date.

The Company intends to finance the tender offer with the net proceeds from a public offering of a new series of notes and cash on hand. The Company's obligation to accept for purchase and to pay for Notes validly tendered in the tender offer is conditioned on, among other things, the consummation by the Company before 12:00 midnight, New York City time, on the Expiration Date of the offering of the new notes on terms and conditions satisfactory to the Company,




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and that the net proceeds of such offering are sufficient to purchase all outstanding Notes. The Company has reserved the right to terminate, withdraw, amend or extend the tender offer in its discretion.

The Company has retained Lehman Brothers Inc. to serve as Dealer Manager for the tender offer, and D.F. King & Co., Inc. to serve as the Information Agent. Requests for documents may be directed to the Information Agent by telephone at
(800) 697-6975 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer may be directed to Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Attention: Emily E. Shanks.

A copy of the prospectus and the related prospectus supplement relating to the offering of the new notes may be obtained by contacting Lehman Brothers Inc. at 745 Seventh Avenue, New York, NY 10019, Attention: Fixed Income Syndicate, (212) 526-9664.

This announcement does not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities nor does it constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The tender offer is being made solely by the Offer to Purchase and related letter of transmittal and the offering of the new notes is made only by means of the prospectus and the related prospectus supplement.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including digital copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, Denmark and the Netherlands.


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This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the successful completion of the tender offer and the notes issuance. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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